Exhibit 10.1

TRANSITION AGREEMENT AND RELEASE

December 12, 2016

Ken Walker
4600 Oglukian Road
Charlotte, NC 28226

Re:    Transition Agreement and Release (“Agreement”)

Dear Ken:

This letter sets forth all of the terms relating to the transition of your employment and the agreement by EnPro Industries, Inc. (the “Company”), to provide you with separation benefits, including amounts to which you are not otherwise entitled. The terms and conditions associated with those benefits are set forth below.

Due to the elimination of your position of employment with the Company, you are eligible to receive an enhanced transition benefit package from the Company as described below as well as other consideration specified in this Agreement, all of which is conditioned upon your execution of this Agreement. Please read this Agreement carefully and, if you concur with all of its terms, sign it and date your signature on the designated lines. You are advised to seek the assistance of legal counsel because this document affects your legal rights. If you agree to the terms of this Agreement, you must return the signed original of this Agreement to Leilani Campbell, Director, Global Benefits and Human Resources, within twenty-one (21) days from the above date as described in Paragraph 12 below. Please keep a copy of this Agreement for your own files.

The terms of the Agreement are:

1.Termination Date. Your employment with the Company will end on December 31, 2016 (the “Termination Date”). You hereby resign, effective as of the end of December 31, 2016, from each and every office and position with the Company and/or the Company’s affiliates, including without limitation as a director, manager or member of any committee. You also agree to execute documents in a form satisfactory to the Company to effectuate any such resignations.

2.Transition Benefits.
a.Base Salary Continuation. From and after July 1, 2017 (the “Start Date”), the Company will pay to you transition benefits equal to fifty-two (52) weeks of your current base salary. The Company will pay this separation benefit ratably over the Company’s normal payroll periods for the period beginning on the first regular payroll period following the Start Date and ending on the date fifty-two (52) weeks thereafter (the “Benefit Period”).
b. APP/LTIP. Because your employment with the Company will continue through the end of fiscal year 2016, you will be eligible to receive a full payment under the Company’s Annual Performance Plan (“APP”) for fiscal year 2016 and a full, unprorated Long-Term Incentive Plan (“LTIP”) payment with respect to performance shares and performance cash for the 2014-2016 performance cycle. These amounts, if any, will be paid as soon as practicable following the certification of performance for the relevant performance period by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) but no later than March 15, 2017.
c. Pro-Rata LTIP. You are eligible to receive certain cash amounts in lieu of amounts that would have otherwise been payable to you under the LTIP for the 2015 - 2017 and 2016 - 2018 performance cycles had you remained an employee as set forth below. These amounts, as set forth below, will be fully vested as of December 31, 2016. In respect of (i) the 2015 - 2017 LTIP performance cycle, the cash amount will be prorated using 24/36 as the fraction representing the number of completed months in the performance period and (ii) the 2016 - 2018 LTIP performance cycle, the cash amount will be prorated using 12/36 as the fraction representing the number of completed months in the performance period. The cash amounts payable in lieu of payments for these LTIP performance awards, if any, will be made as soon as practicable following the certification of performance for the relevant performance period(s) by the Committee but no later than March 15 of the year following the completion of the relevant performance period. For purposes of these calculations, the Company’s performance could be zero if threshold performance is not obtained and the payout, if any, will be capped at the amount that would have been payable if the target level of 100% had been achieved for such period. Any awards otherwise payable in stock will be paid in cash based on the average closing price of EnPro Industries Common Stock for the calendar month immediately preceding the date of the certification by the Committee.
d.Special Transition Payment. In exchange for your additional promises hereunder, including the extension of your noncompete obligations as set forth in Paragraph 6(d) hereof, the Company will pay to you on the first regular pay period in January 2017 an amount equal to the sum of (i) $109,200 and (ii) the additional pro-rata payments that you would have received with respect to restricted stock units and LTIP awards (other than referred to in Paragraphs 2(b) and 2(c) above and including such incentive awards that would have been granted to you in 2017), as well as such pro-rata payment under the APP for fiscal year 2017, had your employment with the Company been involuntarily terminated without cause on June 30, 2017. For purposes of this special transition payment, the Company’s performance will be deemed to be the target level and the share price will be calculated as of the closing price of EnPro Industries Common Stock on the Termination Date. An example of this calculation using the then prevailing share price was set forth on the schedule circulated and discussed with you. You acknowledge that such payment is in lieu any and all of the following rights with respect to any outstanding incentive awards, LTIP payments and restricted stock unit payments, as well as any awards that might have been issued to you for service during the year 2017, and you agree that all such awards are forfeited as of the Termination Date, except as expressly referred to herein. You will be entitled to receive this payment without regard to any performance or service you render to the Company from and after December 31, 2016.
e.Payment in Lieu of Certain Benefits. In lieu of providing you with reimbursement of COBRA premiums, 401(k) matching benefits and outplacement benefits, the Company will pay you a lump sum of $106,000 on the first regular payroll period following the Termination Date. In addition, the Company will reimburse you, up to the amount of $2,500, for legal expenses you incur associated with the review of this Agreement, upon your presentation to us of documentation supporting that expense.
f.Reimbursement for Tax Costs. The Company will provide and pay for tax costs related to your residency in France while working for the Company, including services of the Company’s accounting firm in connection with the same, all according to Company policy and as provided by the letter of assignment dated as of September 10, 2010.
g.Laptop Computer. On the Termination Date, the Company shall convey and transfer to you the current laptop computer you have been using to conduct Company business. You agree to delete and not retain any Confidential Information on such device, absent the consent of the Company.

3.Payment. All payments pursuant to this Agreement shall be subject to normal withholdings as required or authorized by state, federal and local law. These payments will be direct-deposited to your bank account in accordance with your previous instructions regarding direct deposit of your paychecks.

4.Benefit Continuation.
a.COBRA. The termination of your employment with the Company is a “qualifying event” under COBRA with respect to your coverage under the Company’s health benefit plan; thus, you will be provided an opportunity to continue to have health benefit coverage through the Company’s health plan after the Termination Date, as required by COBRA (and on the terms and conditions required by COBRA). You will receive a separate notice of these COBRA rights in order to allow you the chance to decide whether to elect (and pay for) COBRA continuation coverage.
b.Your eligibility for other employee benefits provided by the Company shall cease as of the Termination Date, and following the Termination Date you will not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually. Provided, however, that your vested benefits under any pension plan sponsored by the Company (including the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees, the EnPro Industries, Inc. Deferred Compensation Plan, and the EnPro Industries, Inc. Management Stock Purchase Deferral Plan (the “MSPP”)) shall remain vested and shall be distributed to you in accordance with the terms of such plan. You will also have the right (i) to receive payment pursuant to the terms of the Company’s welfare benefit plans for claims under such plans arising prior to the Termination Date; (ii) to exercise any conversion rights provided to you under the terms of the Company’s benefit plans; and (iii) to receive reimbursement from the Company of expenses you incurred prior to the Termination Date, provided that such expenses are submitted to the Company no later than ten (10) days after the Termination Date and are otherwise reimbursable under the terms of the Company’s policies with respect to the same.

5.Complete Payment. Except as set forth in the preceding sections, the Company shall have no obligation to make any further payments to or for your benefit. You acknowledge and agree that the payments made under this Agreement are in full satisfaction and settlement of any and all rights under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan, each LTIP, the APP, the MSPP and under all severance plans sponsored or provided by the Company.

6.Nondisparagement/Nonsolicit/Noncompete.
a.Nondisparagement. You agree not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company, its affiliates or any of their employees, officers, directors, or customers, or place the Company, its affiliates or such individuals in any negative light. The Company agrees that its officers, directors and management-level employees will not make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect you adversely or place you in any negative light.
b.Confidential Information Protection. You agree that you will not, directly or indirectly, use or disclose to anyone any nonpublic information from which the Company derives any commercial advantage, including without limitation any trade secrets, nonpublic financial information or customer information (the “Confidential Information”). You acknowledge that the Confidential Information is owned or licensed by the Company or its affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. You hereby relinquish, and agree that you will not at any time claim, any right, title or interest of any kind in or to any Confidential Information. You agree that you will maintain the confidentiality of the Confidential Information at all times after the Termination Date and will not, at any time, directly or indirectly, use any Confidential Information for your own benefit or for the benefit of any other person, reveal or disclose any Confidential Information to any person or remove or aid in the removal from the Company’s or its affiliates’ premises of any Confidential Information. The covenants in this Section will not apply to information that (i) is or becomes available to the general public through no breach of this Agreement by you or breach by any other person of a duty of confidentiality to the Company or its affiliates; (ii) you are required to disclose by applicable law, rule, regulation or court order; provided, however, that you will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure; or (iii) information that was within your possession prior to its being furnished to you by the Company or the Company’s affiliates.
c.Effect of Breach. You agree that if you make any disparaging remarks, disclose Confidential Information, or engage in conduct that otherwise violates the terms of this Agreement or the Business Protection Agreement (“BPA”) between you and the Company (as amended as of June 23, 2015 and as further revised according to the provisions set forth herein), the Company shall be entitled to cease its performance under this Agreement and/or to institute action against you for appropriate legal and equitable relief. You further agree that if the Company ceases performance under this Agreement pursuant to the preceding sentence, then the release set forth in Section 7 shall remain in full force and effect.
d.BPA Extensions. You acknowledge and reaffirm your obligations set forth in the BPA, including without limitation covenants and agreements to protect the Company’s interests in its confidential information, customer relationships and employees. You further agree your obligations pertaining to nonsolicitation and noncompetition, as set forth in Section 4 of the BPA (including subsections (a) through (c) thereof), shall be extended until January 31, 2019.

7.Release, Acknowledgement and Covenant Not to Sue.
a.Release. Except for any claims that you may have for workers’ compensation benefits, for statutory unemployment compensation benefits, or vested medical, pension, disability or other benefits or claims that may not be released by law (which are not released by this Agreement) or for benefits expressly provided to you by this Agreement, you agree to and do release and forever discharge the Company, any related or successor corporation or entity (including but not limited to any parent, subsidiary and/or affiliate, and including but not limited to EnPro Industries, Inc.), their benefit plans and programs, and all of their past and present officers, directors, employees, administrators and trustees, (collectively the “Parties Released by this Agreement”) from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that you have now or may later claim to have had against any of the Parties Released by this Agreement arising out of anything that has occurred up through the date that you sign this Agreement, including without limitation any Claims arising out of your employment or termination of employment with the Company. This release includes, but is not limited to, any Claims for wages, benefits, bonuses, incentive compensation, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), attorneys’ fees, or for recovery of any losses or other damages to you or your property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, sex, color, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); the Employee Retirement Income Security Act of 1974, 29 U.S.C.

§ 1001 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq.; the North Carolina Equal Employment Practice Act, N.C. Gen. Stat. § 143-422.2 et seq.; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. § 168A-1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240 et seq.; or any other federal, state or local statutory or common law. You further agree that, except as provided below, this release may be pleaded as a complete bar to any action or suit before any court or administrative body. (This release does not apply to claims that arise out of facts or events occurring after the date you sign this Agreement).
b.Acknowledgement. You acknowledge that you may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to Claims between you and the Parties Released by this Agreement. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principles that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you sign this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver. Thus, for the purpose of implementing a full and complete release and discharge of the Parties Released by this Agreement, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims. You also agree, confirm and acknowledge that you have been paid for all time worked while employed by the Company.  You further agree, confirm and acknowledge that you have received all leave to which you may have been or thought you may have been entitled under the Family Medical Leave Act (“FMLA”) or the ADA.
c.Covenant Not to Sue. You agree that you will not hereafter file or pursue any claims, complaints, charges or lawsuits against any of the Parties Released by this Agreement concerning any Claim or Claims listed in this Section 7. Provided, however, that nothing herein shall preclude you from filing a timely charge or complaint with or from participating in or cooperating with an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with others, although by signing this Agreement you are waiving rights to individual relief based on claims asserted in such a charge or complaint, regardless if such claim is brought individually or as part of a class or collective action, except where such waiver of individual relief is prohibited. Provided further, however, that nothing in this Agreement shall be construed to waive or limit your right to receive an award for information provided to the Securities Exchange Commission.

8.Assistance. You agree to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, your assistance or cooperation is needed. You agree, when requested by the Company, to provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, the Company shall attempt to accommodate your schedule, will reimburse you (unless prohibited by law) for any actual loss wages in connection therewith, will provide you with reasonable notice in advance of the times in which your cooperation or assistance is needed, and will reimburse you for any reasonable expenses incurred in connection with such matters. In addition, during the Benefit Period, you agree to cooperate fully with the Company on all matters relating to your employment and the conduct of the Company’s business. This obligation to cooperate, however, shall not be considered to prohibit or restrict other employment by you if otherwise permitted by the BPA.

9.Return of Property. You agree that you will not retain, and will promptly return to the Company promptly following the Termination Date, any and all Company property or Confidential Information in your possession or subject to your control, including but not limited to, keys, credit and identification cards, Company-provided vehicles or equipment or any other items provided to you by the Company for your use, together with all written or recorded materials, documents, computer discs, plans, records, or other papers or electronic information related to the Company’s business affairs. You represent that you have not and will not copy, download, store or retain software, documents or other materials or files originating with or belonging to the Company, and that you have not retained copies of any Company property or materials, including on any computer tape, diskette, disc, flash drive or any form of storage media, whether portable or installed.

10.Waiver. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of your conduct shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of your conduct in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

11.Complete Agreement. You acknowledge and reaffirm your continuing obligations as set forth in the revised BPA, including without limitation all covenants and agreements to protect the Company’s interests in its confidential information, customer relationships and employees, including the non-competition, non-solicit, no-hire and confidentiality agreements contained in that agreement. With the exception of the BPA (or similar agreement) and any Confidentiality Agreement, Consulting Agreement or and Assignment of Inventions that will continue to be governed by their terms, this Agreement will take the place of all previous agreements between you and the Company, and it contains the entire agreement between you and the Company regarding the termination of your employment. It is not, and shall not be construed as, an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind. Neither you nor the Company will be bound by any statements or representations not contained in this Agreement.

12.Consideration Period. By signing this Agreement, you acknowledge that you have carefully read it and that it is written in a manner that is easily understood by you and in fact, you fully understand it and are signing it voluntarily. You acknowledge that the Company has encouraged and advised you to consult with an attorney of your choosing prior to executing the Agreement. You also acknowledge that you have had the opportunity to obtain all advice and information you deem necessary about matters related to this Agreement. You acknowledge that you are releasing claims that could be brought under the Age Discrimination in Employment Act and that you are executing this Agreement in exchange for monies and other consideration in addition to those to which you are already entitled to receive. You further acknowledge that you have been given a period of at least twenty-one (21) days after receiving this Agreement to consider its terms before signing it (but understand that you may sign the Agreement at any time during the twenty-one (21) day period). To receive these benefits, this Agreement must be signed and returned to Leilani Campbell, Director, Global Benefits and Human Resources, 5605 Carnegie Blvd, Suite 500, Charlotte, NC 28209-4674, leilani.campbell@enproindustries.com on or before the twenty-first (21st) day. In addition, you have seven (7) days after signing this Agreement and release to revoke your acceptance by delivering a signed notice of revocation to Leilani Campbell, Director, Global Benefits and Human Resources. Upon delivery of a timely notice of revocation, this Agreement will be null and void and neither the Company nor you will have any rights or obligations under it. Accordingly, this Agreement and release shall not become effective or enforceable until the seven-day revocation period has expired. If your signature is not revoked by you during the seven-day period, it shall be deemed accepted and this Agreement will take effect on the eighth (8th) day. In the event the parties to this Agreement agree to a modification of any of the terms contained herein prior to your execution of the Agreement, the 21 days you have to consider whether to sign the Agreement referenced in this section will not be increased or restarted.

13.Severability. If any provision of this Agreement (or any subpart thereof) is unenforceable or is held to be unenforceable, you agree that such provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable provision had never been a part of this Agreement. Under such circumstances, the remaining provisions of the Agreement shall remain in full force and effect, and a court construing the unenforceable provision shall add to this Agreement and make a part of it, in lieu of the unenforceable provision, a provision as similar in terms and effect to such unenforceable provision as may be enforceable.

14.Modification and Governing Law. This Agreement can only be modified in a writing executed in the same manner as this Agreement. This Agreement shall be construed in accordance with the substantive laws of the State of North Carolina, without regard to conflict of laws principles.

15.Section 409A Provisions.
a.    If any payment hereunder is subject to Section 409A of the Code and if (i) such payment is to be paid on account of your separation from service (within the meaning of Section 409A of the Code), (ii) you are a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), and (iii) if any such payment is required to be made prior to the first day of the seventh month following your separation from service, then such payment shall be delayed until the first day of the seventh month following your separation from service.
b.    We each intend that any amounts or benefits payable or provided under this Agreement be exempt from or comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A of the Code. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in you being subject to payment of tax, interest and tax penalty under Section 409A of the Code, we agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A of the Code and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to you. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Code.

I HAVE READ THIS AGREEMENT. I UNDERSTAND ITS TERMS AND CONDITIONS. I HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT, AND I VOLUNTARILY AGREE TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO ME. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO ME BY THE COMPANY OR ANYONE ELSE TO CAUSE ME TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE.

/s/ Kenneth D. Walker
Ken Walker

December 10, 2016
Date

By:    EnPro Industries, Inc.

/s/ Robert S. McLean
Name:	Robert S. McLean
Its:	General Counsel, Chief Administrative Officer and Secretary

December 12, 2016
Date

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